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                                    EXHIBIT 99.1


            PRESS RELEASE OF INFORMIX CORPORATION, DATED OCTOBER 11, 1999





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                         INFORMIX COMPLETES ACQUISITION OF
                                  CLOUDSCAPE, INC.


     MENLO PARK, Calif. and GENEVA--TELECOM 99--October 11,
1999--Informix-Registered Trademark- Corporation (NASDAQ: IFMX), and Cloudscape-Registered Trademark-, Inc., the privately-held pioneer of synchronized database solutions for the remote and occasionally connected workforce, today announced that Cloudscape stockholders have approved Informix's acquisition of Cloudscape.

     Informix, the technology leader in database powered enterprise solutions, will issue approximately 10 million shares of Informix common stock in exchange for all of Cloudscape's outstanding stock and options. The transaction is considered a pooling of interests for accounting purposes and closed on October 8, 1999. Informix expects to issue combined financial statements before the end of the 1999 fiscal year.

     The acquisition of Cloudscape further extends Informix's technology leadership in providing the software foundation for the i.Economy. Winning in the i.Economy-Registered Trademark- requires organizations to develop collaborative business processes and applications that span distributed, virtual organizations. Cloudscape's small footprint, sophisticated application and data synchronization technology, one-click deployment and refresh capabilities and zero end-user maintenance make it the ideal database for distributed eBusiness applications. When combined with Informix Internet Foundation.2000-Registered Trademark-, the Cloudscape solution becomes a complete object relational platform for developing and deploying distributed eBusiness applications such as distributed e-commerce, collaborative supply chain management and distributed content management.

ABOUT CLOUDSCAPE, INC.

     Cloudscape, Inc. provides a 100% Pure Java SQL data management system and application synchronization to address the stringent data management demands of eBusiness. Cloudscape's products are the first to allow companies to create sophisticated synchronized applications that can be deployed cost-effectively outside the firewall to partners, customers and mobile workers. Cloudscape software is currently in use at more than 250 sites worldwide. Cloudscape Systems, Inc., founded in 1996 by a team of experts from Informix, Illustra, Oracle and Sybase, currently employs a staff of over 50 in its Oakland, California headquarters. For more information, please visit the Cloudscape Web site at www.cloudscape.com.

ABOUT INFORMIX

     Informix Corporation, based in Menlo Park, California, provides innovative database solutions that assist the world's major corporations to attain competitive advantage. Informix is widely recognized as the technology leader for corporate computing environments ranging from small workgroups to very large parallel processing applications. Informix's database server, application development tools, superior customer service, and strong partnerships enable the company to be at the forefront of major information technology solution areas including data


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warehousing, high performance OLTP, and Web/e-commerce. For more information, contact the sales office nearest you or visit our Web site at www.informix.com

EDITORIAL CONTACT

Informix Public Relations
(650) 926-6300
pressrel@informix.com


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